EXHIBIT 99

Name and Address of Reporting Person:

Donald K. Peterson

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

09/13/2006

On September 13, 2006, 100,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold throughout the day at prices ranging from a low of $11.25 to a high of $11.28 per share for an average selling price of $11.2668 per share.

On September 14, 2006, 150,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold throughout the day at prices ranging from a low of $11.30 to a high of $11.40 per share for an average selling price of $11.3367 per share.

Set forth below is a list of sales that were executed on those dates along with the corresponding selling prices:

Date   Qty     Price

9/13/2006  10000    $11.2600

9/13/2006  10000    $11.2700

9/13/2006  10000    $11.2800

9/13/2006  15000    $11.2800

9/13/2006  15000    $11.2700

9/13/2006  15000    $11.2700

9/13/2006  15000    $11.2500

9/13/2006   3300    $11.2600

9/13/2006   6700    $11.2500

9/14/2006    74500    $11.3000

9/14/2006    300    $11.3100

9/14/2006  25200    $11.3200

9/14/2006  50000    $11.4000